As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNAPTICS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	77-0118518
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1251 McKay Drive

San Jose, California 95131

(Address of Principal Executive Offices) (Zip Code)

2019 EQUITY AND INCENTIVE COMPENSATION PLAN

2019 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Dean Butler

Senior Vice President and Chief Financial Officer

1251 McKay Drive

San Jose, California 95131

(Name and address of agent for service)

(408) 904-1100

(Telephone number, including area code, of agent for service)

Copies to:

John McFarland Senior Vice President, General Counsel and Secretary Synaptics Incorporated 1251 McKay Drive San Jose, California 95131 Tel: (408) 904-1100 Fax: (408) 904-1110	Micheal J. Reagan, Esq. W. Stuart Ogg, Esq. Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 Tel: (650) 739-3939 Fax: (650) 739-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)
Common Stock, par value $0.001 per share	2,630,000(2)	$41.55	$109,276,500.00	$14,184.09
Common Stock, par value $0.001 per share	1,500,000(3)	$41.55	$62,325,000.00	$8,089.79
Total:	4,130,000		$171,601.500.00	$22,273.88

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Synaptics Incorporated (the “Registrant”) that may become issuable under our 2019 Equity and Incentive Compensation Plan (the “2019 Incentive Plan”) and 2019 Employee Stock Purchase Plan (the “2019 ESPP”) in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Represents (i) 1,230,000 shares of Common Stock issuable under the 2019 Incentive Plan, plus (ii) 1,400,000 shares of common stock, which represents the estimated number of shares that may become available for grant under the 2019 Incentive Plan as a result of future cancellation, forfeiture, expiration, cash settlement or unearned amounts of outstanding awards under the Registrant’s Amended and Restated 2010 Incentive Compensation Plan, as amended, and the Registrant’s Amended and Restated 2001 Incentive Compensation Plan, as amended, as of October 29, 2019.

(3)	Represents shares of Common Stock issuable under the 2019 ESPP.
(4)

Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on $41.55, which is the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on October 25, 2019.

EXPLANATORY NOTE

Synaptics Incorporated, a Delaware corporation (the “Registrant”) is filing this Registration Statement to register (x) up to 2,630,000 shares of its common stock, par value $0.001 per share (“Common Stock”), that may be issued under the Registrant’s 2019 Equity and Incentive Compensation Plan (the “2019 Incentive Plan”), consisting of (i) 1,230,000 shares of Common Stock issuable under the 2019 Incentive Plan, plus (ii) 1,400,000 shares of common stock, which represents the estimated number of shares that may become available for grant under the 2019 Incentive Plan as a result of cancellation, forfeiture, expiration, cash settlement or unearned amounts of outstanding awards under the Registrant’s Amended and Restated 2010 Incentive Compensation Plan, as amended (the “2010 Plan”) and Amended and Restated 2001 Incentive Compensation Plan, as amended (the “2001 Plan,” together with the “2010 Plan,” the “Former Incentive Plans”) as of October 29, 2019, and (y) 1,500,0000 shares of Common Stock for issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

As of the effective date of the 2019 Incentive Plan, no further grants may be made under the 2010 Plan. In addition, in accordance with the 2019 Incentive Plan, shares that are subject to outstanding awards under the Former Incentive Plans as of October 29, 2019 that subsequently are cancelled, forfeited, expired, unearned or cash settled without a distribution of shares under the terms of the Former Incentive Plans will become available for issuance under the 2019 Incentive Plan.

Upon stockholder approval of the 2019 ESPP at the Annual Meeting of Stockholders on October 29, 2019, the 2019 ESPP became effective and it replaced our Amended and Restated 2010 Employee Stock Purchase Plan, as amended (the “2010 ESPP”). Previous offerings under the 2010 ESPP will remain in effect until the purchase date, but no further offerings will be made under the 2010 ESPP after October 29, 2019.

With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	Annual Report on Form 10-K for the fiscal year ended June 29, 2019, filed with the SEC on August 23, 2019;

(b)

Current reports on Form 8-K, filed with the SEC on August  5, 2019, August  8, 2019 (solely with respect to Item 8.01 thereunder), August  19, 2019, October 10, 2019, and October  31, 2019 (to the extent such reports are filed, not furnished); and

(c)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, (No. 000-49602) as filed with the Commission on January 24, 2002, including any amendment, report or exhibit filed for the purpose of updating such description.

In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement (other than information contained in documents that are deemed furnished and not filed) which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws provide, in general, that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), to each person who is or was a director or officer of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an “Indemnitee”). In addition, the Registrant has adopted provisions in its bylaws and entered into indemnification agreements that require it to indemnify its directors, officers, and certain other representatives of the Registrant against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of an action, suit, or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action, suit, or proceeding.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of the Registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fairly and reasonably entitled to indemnification for such expenses.

Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses (including attorneys’ fees) incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the Registrant’s certificate of incorporation and bylaws.

The Registrant has entered into indemnification agreements with its directors and executive officers to give its directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. The Registrant intends to enter into a similar agreement with its future directors and executive officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation (1)

4.2	Certificate of Amendment of Certificate of Incorporation of the Registrant (2)

4.3	Certificate of Amendment of Certificate of Incorporation of the Registrant (3)

4.4	Third Amended and Restated Bylaws (amended and restated as of July 27, 2010) (4)

10.1(a)*	2019 Equity and Incentive Compensation Plan

10.1(b)*	Form of Restricted Stock Unit Award Agreement under the 2019 Equity and Incentive Compensation Plan

10.1(c)*	Form of Performance Stock Unit Award Agreement under the 2019 Equity and Incentive Compensation Plan

10.1(d)*	Form of Market Stock Unit Award Agreement under the 2019 Equity and Incentive Compensation Plan

10.2(a)*	2019 Employee Stock Purchase Plan

5.1*	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1 above)

23.2*	Consent of KPMG LLP, the Registrant’s independent registered public accounting firm

24.1	Power of Attorney (included on the signature page)

(1)	Incorporated by reference to the Registrant’s Form 10-Q as filed with the Commission on February 21, 2002.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 7, 2004.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on October 22, 2010.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on August 2, 2010.

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on November 1, 2019.

SYNAPTICS INCORPORATED

By:	/s/ Michael Hurlston
Michael Hurlston
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Hurlston and Dean Butler and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of Synaptics Incorporated and in the capacities and on the dates indicated:

	Title	Date

/s/ Michael Hurlston Michael Hurlston	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 1, 2019

/s/ Dean Butler Dean Butler	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 1, 2019

/s/ Kermit Nolan Kermit Nolan	Corporate Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 1, 2019

/s/ Nelson C. Chan Nelson C. Chan	Chairman of the Board	November 1, 2019

/s/ Kiva Allgood Kiva Allgood	Director	November 1, 2019

/s/ Jeffrey D. Buchanan Jeffrey D. Buchanan	Director	November 1, 2019

/s/ Keith B. Geeslin Keith B. Geeslin	Director	November 1, 2019

/s/ Francis F. Lee Francis F. Lee	Director	November 1, 2019

/s/ Richard L. Sanquini Richard L. Sanquini	Director	November 1, 2019

/s/ James L. Whims James L. Whims	Director	November 1, 2019